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                     MORGAN STANLEY INVESTMENT ADVISORS INC
                           1221 Avenue of the Americas
                            New York, New York 10020



                                  April 4, 2002



Morgan Stanley Small-mid Special Value Fund
c/o Morgan Stanley Trust
Jersey City, NJ 07311

Gentlemen:

         We are purchasing from you today 2,500 shares of your beneficial interest, of $0.01 par value, of each of your Class A, Class B, Class C and Class D shares, at a price of $10.00 per share, for an aggregate price of $100,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in order to make a public offering of your shares.

         We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.



                              Very truly yours,

                              MORGAN STANLEY INVESTMENT ADVISORS INC.


                              By: /s/ Mitchell M. Merin
                                  -----------------------------------
                                      Mitchell M. Merin
                                      President and Chief Executive Officer